Exhibit 10.1

July 30, 2025

FROM: Robert Bartolo, Chair of the Board of Directors
POSITION: President & CEO

Christian Hillabrant                         via email chillabrant@gmail.com

Dear Chris:

I am pleased to offer you the position of President & Chief Executive Officer, a full-time position reporting to the Board of Directors. This is an exempt position that is not eligible for overtime. It is currently anticipated that your employment with Crown Castle will commence on September 15, 2025. I am confident you will find your employment with Crown Castle to be both a rewarding and exciting experience. This offer is contingent upon Board approval, and Crown Castle’s review and approval, in its sole discretion, of the results of your pre-employment drug screening. Should you accept this job offer and satisfy these conditions and the other conditions described below, you will be eligible to receive the following:

BASE SALARY COMPENSATION: $1,000,000 annually, paid bi-weekly according to Crown Castle's payroll schedule and subject to customary withholdings. You will next be considered for an annual base salary adjustment in first quarter 2027, consistent with the timing of Crown Castle's annual compensation cycle.

ANNUAL INCENTIVE: You will be eligible to earn a cash-based annual incentive payment. The target annual incentive for this position is 200% of your base salary compensation, with the opportunity to earn 0% to 175% of this target based on Crown Castle's financial performance. Your eligibility for an annual incentive will commence with the 2025 plan year, with the first payout occurring, to the extent earned, in first quarter 2026 and pro-rated based on your time of employment during the 2025 plan year. The administration and payment of the annual incentive will be in accordance with the Crown Castle Inc. Executive Management Team (“EMT”) Annual Incentive Plan.

ANNUAL RESTRICTED STOCK UNITS: You will be eligible to receive annual awards of restricted stock units ("RSUs") pursuant to the Crown Castle Inc. 2022 Long-Term Incentive Plan. The long-term incentive compensation opportunity for the EMT is comprised of both time-vesting RSUs (weighted 40%) and performance-vesting RSUs (weighted 60%).

The 2025 Annual RSU program is summarized below:

•40% of the grant value will be tied to Time RSUs that will vest based on the passage of time, in one-third increments after one, two and three years.
•30% of the grant value will be tied to Adjusted Funds From Operations (“AFFO”) Performance RSUs that will vest between 0% and 200% of Target after approximately three years, based on Crown Castle's AFFO per share over the three-year performance period.
•30% of the grant value will be tied to Return on Invested Capital ("ROIC") Performance RSUs that may vest between 0% and 200% of Target after approximately three years, based on Crown Castle's average ROIC over the three-year performance period.
•The payout of the AFFO Performance RSUs and the ROIC Performance RSUs (the “Performance RSUs”) will be subject to a performance modifier of plus or minus 15%, based on Crown Castle's Total Shareholder Return (“TSR”) relative to the REIT constituents in the S&P 500 Index and the S&P

500 Index over the three-year performance period. However, the total payout of the Performance RSUs will not exceed 200% of Target and, if the Performance RSUs, collectively, achieve 50% of target performance, the total payout of the Performance RSUs will not be less than Threshold.

You will receive a grant under this program for 2025, upon commencement of employment, with an expected award value on the date of grant of $5,250,000. Once granted, you will receive award documentation fully outlining the terms of your 2025 Annual RSU Award, including details on the following, summarized vesting schedule:

•Time RSUs (40% of award value) will vest annually, in one-third increments, on each of the first, second and third anniversaries of the date of your commencement of employment with Crown Castle (such date, the “Start Date”); and
•Performance RSUs (60% of award value) will vest, to the extent earned, on February 19, 2028.

Commencing in 2026 and each year you remain employed thereafter, you will receive a grant under the then applicable Annual RSU Program, at the time such grants are generally made to the EMT. For the 2026 grant, awarded in February of 2026, you will receive a grant with an expected award value on the date of grant equal to $10,500,000. Once granted, you will receive award documentation fully outlining the terms of your applicable Annual RSU Award, which shall be on the same terms as applicable to the rest of the EMT.

MAKE-WHOLE RESTRICTED STOCK UNITS: Upon commencement of employment with Crown Castle, you will receive a grant of RSUs with an expected award value on the date of grant of $7,000,000. Vesting of this RSU award will occur on the following schedule, subject to continued employment provisions:

•One-third of award value will vest on the first anniversary of your Start Date;
•One-third of award value will vest on the second anniversary of your Start Date; and
•One-third of award value will vest on the third anniversary of your Start Date.

If you voluntarily terminate your employment (other than a resignation for Good Reason (as defined in the Severance Agreement)) or experience a Termination for Cause (as defined in the Severance Agreement), any then unvested portion of your Make-Whole Restricted Stock Units will automatically be forfeited for no consideration. If your employment is terminated by Crown Castle without Cause or your employment terminates due to death or Disability (as defined in the Severance Agreement) or you resign for Good Reason, any then unvested portion of your Make-Whole Restricted Stock Units will continue to vest as if you were an employee of the Company until such Make-Whole Restricted Stock Units are fully vested, subject to your (or your estate’s) execution of a release of claims.

MAKE-WHOLE BONUS: Within 30 days following commencement of employment with Crown Castle, you will receive a cash bonus equal to $800,000 (less applicable taxes and withholdings) (the “Make-Whole Bonus”). If you voluntarily terminate your employment (other than a resignation for Good Reason) or experience a Termination for Cause within twelve (12) months following your start date, you agree to repay to Crown Castle the Make-Whole Bonus within thirty (30) days of such termination date. If your employment is terminated by Crown Castle without Cause or your employment terminates due to death or Disability or you resign for Good Reason, you will not be required to repay to Crown Castle the Make-Whole Bonus.
BENEFITS: Below is a summary of some of the benefits presently offered by Crown Castle. The benefits are described in more detail at https://crowncastlebenefits.benefitdomain.com.

•PERSONAL TIME OFF - Effective on your date of hire, you will begin to accrue Personal Time Off ("PTO") at the rate of 8.61 hours per pay period. During your first full calendar year of employment,

you will accrue a total of 28 days of PTO. You are eligible to carry over up to 40 hours of PTO annually.

•HEALTH CARE PROGRAM - You are eligible to participate in Crown Castle's health care program, which includes medical, dental and vision care coverage, effective on your first day of employment.

•LIFE INSURANCE - You will receive coverage in the amount equal to the lesser of (a) two times your base salary compensation, or (b) $750,000, at no cost to you. You are also eligible, subject to underwriting rules, to purchase supplemental life insurance in an amount of up to $750,000. Life insurance benefits become effective on the first day of the month following your start date.

•401(k) RETIREMENT PLAN - You are eligible to participate in the 401(k) Plan on your first day of employment. You can change your deferral rate monthly, and any changes made will be effective on the first day of the following month. If you do not make any election, you will be automatically enrolled at a 6% deferral rate on the first of the month following three months of your employment, unless you affirmatively opt out by electing a different deferral rate. While Crown Castle strongly encourages its employees to participate in the 401(k) Plan, in the event that you do not wish to enroll, you may opt out.

•LEGAL FEES. The Company shall reimburse you, for your legal fees incurred in connection with the negotiation of this agreement, up to an amount not to exceed $10,000, subject to your compliance with the reimbursement policies and procedures established by Crown Castle for its senior executive officers.

•RELOCATION. Crown Castle’s principal executive office is in Houston, Texas, from which you will be required to primarily work as of your Start Date. In connection with your relocation to Houston, Texas, Crown Castle will reimburse you for (x) reasonable temporary lodging expenses for up to six (6) months following your employment start date and (y) up to $200,000 in relocation expenses, in each case, subject to your timely submission of the receipts, invoices and any other documentation applicable to such expenses, in accordance with Crown Castle’s relocation policy.

•EXPENSES: You will be entitled to reimbursement by Crown Castle for all reasonable ordinary and necessary travel, entertainment, and other costs and expenses incurred by you during your employment with Crown Castle. All expenses will be in accordance with the policies and procedures established by Crown Castle for its senior executive officers.

•EXECUTIVE PHYSICAL: Crown Castle will cover any amounts incurred in connection with a yearly physical conducted at a Houston, Texas hospital.

SEVERANCE AGREEMENT: You will be required, as a condition of your employment, to sign a severance agreement, substantially in the form attached to this letter (the “Severance Agreement”).

DRUG SCREENING: Crown Castle, at its sole discretion, may undertake a drug screening. You will be required to sign a Disclosure and Authorization to Obtain Information in order for us to conduct such drug screening.

IMMIGRATION REFORM AND CONTROL ACT OF 1986: Your employment is also contingent upon your ability to establish employment eligibility under the Immigration Reform and Control Act of 1986. You should bring with you, on your first day, acceptable documentation to establish your eligibility to work in the United States. If you cannot produce acceptable documentation within 3 days of commencement of employment, your employment will not be continued.

FREE OF RESTRICTIONS: By accepting this offer, you are representing that you are free to work for Crown Castle and have no legal restrictions on your work, such as from your current or previous employer(s). You are also representing that you have told Crown Castle about any such restrictions and provided as much information about them as possible, including copies of any agreements between you and your current or former employer describing such restrictions on your activities.

Please be advised that this offer will expire 3 business days from the date of this offer. If you decide to accept this position, the following enclosed documents must be completed, signed, dated, and submitted prior to offer expiration:

1.This offer of employment, in its entirety and without modification; and
2.EMT Severance Agreement.

Once complete, please email these documents to Teddy Adams at teddy.adams@crowncastle.com. I look forward to working with you. Please contact me with any questions.

Sincerely, Rob

/s/ P. Robert Bartolo
Robert Bartolo
Chairman of the Board
Crown Castle Inc.

I ACKNOWLEDGE RECEIPT OF THIS LETTER AND I ACCEPT THE POSITION OFFERED.

Signature:	/s/ Christian H. Hillabrant

Date:	7/30/2025